Exhibit 10(k)(2) Amendment Number Two dated February 3, 2002 to the Employment Agreement by and between the Registrant and Leonard M. Snyder.





                                   AMENDMENT
                                       TO
                             EMPLOYMENT AGREEMENT


         Effective February 3, 2002, the employment agreement by and between One Price Clothing Stores, Inc. ("Company") and Leonard M. Snyder ("Employee") dated as of January 15, 2001, as amended ("Agreement"), is amended further as follows:


1. Term. Employee's term of employment as Executive Chairman and Chief Executive Officer is extended through the Company's fiscal year 2002 (February 3, 2002 - February 1, 2003).

2. Responsibilities, Authority and Reporting. Employee will report to the Governance Committee and will be responsible for implementing the agreed upon Business Plan for fiscal year 2002.

3.   Compensation and Benefits.

(a) Salary. Employee's salary shall continue at an annual salary of $500,000, payable bi-weekly at $19,230.77.

(b) Bonus. Employee shall be entitled to participate in the Executive Bonus Plan to be established by the Compensation Committee of the Board of Directors ("Board") for senior executives at a level of 60% of base salary ("Bonus"), with a minimum guaranteed bonus of $180,000 ("Fixed Bonus"). Such Fixed Bonus shall be paid in four equal installments of $45,000 each on May 3, 2002, August 2, 2002, November 1, 2002 and January 31, 2003. Any Bonus earned above such Fixed Bonus shall be paid within 45 days of the end of the Company's fiscal year 2002.


(b) Equity. Employee shall receive a grant of 25,000 shares of restricted stock ("Restricted Stock"), which Restricted Stock, at the option of the Compensation Committee, may be issued out of the Common stock repurchased by the Company (and bear the appropriate legend). Such Restricted Stock shall be issued and vested on such date as shall be set by the Compensation Committee of the Board of Directors. Employee shall receive a tax gross-up cash payment equal to the greater of $25,000 or 33.3% of the value of the Restricted Stock. Such cash payment shall be made to Employee on April 1, 2002.



(c) Living and Travel Expenses. The Company will allow the employee to use its villa, located at 1201 Heritage Club Dive, Greenville, South Carolina ("Residence"), while employee serves as Chairman and Chief Executive Officer. In addition, the Company will reimburse Employee, on a monthly basis, for actual travel and living expenses incurred by Employee and his spouse to travel between Greenville, South Carolina and Tucson, Arizona. In addition, the Company will provide a car for Employee and either a leased vehicle or rental vehicle for Employee's spouse to use when she is in Greenville, South Carolina. Expenses associated with maintaining the Residence shall be borne by the Company. Any other reasonable incremental expenses the Employee might incur as a result of his employment with the Company, for maintaining households in both Greenville, South Carolina and Tucson, Arizona shall be reimbursed to Employee by the Company. In the event any of these travel and living benefits shall be deemed to be taxable to the Employee, then the Company shall gross up that amount for tax purposes and provide that payment to employee on January 31, 2003.


(g) Termination Without Cause. In the event Employee is terminated without cause, Employee shall be entitled to receive any base salary, Fixed Bonus and cash payment for taxes on Restricted Stock due for the remaining term of this Agreement plus a lump sum payment of $250,000.

(h) Change of Control. If there is an "Employment Event", as defined in the Agreement, Employee shall be entitled to receive, for the remaining term of this amendment, any portion unpaid as of the date of such Employment Event of his remaining (i) base salary, (ii) fixed bonus and (iii) cash payment due for taxes arising from the grant of restricted stock, plus a lump sum payment of $750,000.


Except as provided for above, Employee's Agreement shall remain in full force and effect.

Dated as of the date herein provided.

Leonard M. Snyder              Laurie M. Shahon - Chair - Compensation Committee

/s/ Leonard M. Snyder          /s/ Laurie M. Shahon
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